UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 16, 2005

FIRST WEST VIRGINIA BANCORP, INC.

(Exact name of registrant as specified in its charter)

West Virginia	1-13652	55-6051901
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1701 Warwood Avenue, Wheeling, West Virginia	26003
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 233-0060

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 1.02 Termination of a material Definitive Agreement

On December 23, 2002, the Company entered into written employment agreement with Charles K. Graham, President and Chief Executive Officer of the Company, providing for Mr. Graham’s annual base salary plus such discretionary bonuses as may be granted by the Company, plus eligibility to participate in any health insurance benefit, deferred compensation benefit, accident and disability benefit or other benefits offered to other employees of the Company during the term of the agreement. The agreement with Mr. Graham was for a three year term, beginning as of January 1, 2003. As the result of the resignation of Mr. Graham from all positions associated with the Company and its subsidiary bank, Progressive Bank N.A., effective on March 31, 2005, and as more particularly detailed at Item 5.02 below, that agreement will terminate on March 31, 2005.

ITEM 5.02. Departure Of Directors Or Principal Officers; Election Or Directors; Appointment Of Principal Officers.

On February 16, 2005, Charles K. Graham, President and Chief Executive Officer of the Company and President and Director of its wholly owned subsidiary, Progressive Bank, N.A. advised the Board of Directors of the Company of his resignation from all positions associated with the Company and its subsidiary bank effective March 31, 2005. Mr. Graham has accepted an executive position with an out of state financial institution.

Subject to applicable regulatory approval, the positions of President and Chief Executive Officer of the Company and President of its wholly owned subsidiary, Progressive Bank, N.A. shall be assumed on an interim basis by Sylvan J. Dlesk, age 66, as of April 1, 2005. Mr. Dlesk currently serves as Chairman of the Board of the Company, since 2004, Director of the Company and as a Director of Progressive Bank N.A.; having been affiliated with the Company since 1988. Mr. Dlesk also serves as owner of Dlesk Realty and Investment Company; President of Dlesk, Inc., and President of Ohio Valley Carpeting, Inc. Prior to becoming Chairman of the Company, Mr. Dlesk previously served as Vice Chairman of the Company from 2000 to 2004. Mr. Dlesk has served in all such capacities for over five years, except for his tenure as Chairman and Vice Chairman of the Company.

The Company’s subsidiary bank, Progressive Bank, N.A., entered into a lease agreement in 2001 to rent property for use as a banking premises from Dlesk Realty and Investment Company which is owned by Sylvan J. Dlesk and his wife, Rosalie J. Dlesk. Payments to Dlesk Realty and Investment Company for rental, maintenance, taxes and improvements during 2004 amounted $61,400, $61,400 in 2003 and $85,157 in 2002. No rental payments were required in 2001. Management believes that these payments and lease terms were made on no more favorable terms to the subsidiary bank than would have been extended to third parties not otherwise affiliated with the Company or its subsidiary.

The appointment of Mr. Dlesk as President and Chief Executive Officer of the Company is subject to the approval of the Board of Governors of the Federal Reserve System (“Board”). The appointment of Mr. Dlesk as interim president of the Company’s subsidiary bank, Progressive Bank, N.A., is subject to regulatory approval by the Office of the Comptroller of the Currency (“OCC”). Timely notice of Mr. Dlesk’s appointment will be submitted to both the OCC and the Board. Although neither the Company nor the Bank know of any reason why they would not obtain all regulatory approvals in a timely manner, it cannot be certain when such approvals will be obtained or if they will be obtained.

The Company will move forward expeditiously toward a determination of permanent replacement for Mr. Graham.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

FIRST WEST VIRGINIA BANCORP, INC.
(Registrant)

/s/ Charles K. Graham
Charles K. Graham
President and Chief Executive Officer

Date: February 22, 2005